Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of EQ Advisors Trust (the “Registration Statement”) of our report dated February 15, 2008, relating to the financial statements and financial highlights which appear in the December 31, 2007 Annual Report to Shareholders of EQ Advisors Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

March 28, 2008